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                                                                    EXHIBIT 99.1


                                                                  (LEVEL 8 LOGO)



NEWS RELEASE

              MERRILL LYNCH AND LEVEL 8 ANNOUNCE STRATEGIC ALLIANCE


             MERRILL LYNCH TO TAKE MINORITY EQUITY STAKE IN LEVEL 8


CARY, NC AND NEW YORK, NY, - JULY 31, 2000 - Level 8 Systems (Nasdaq: LEVEL), a leading global provider of high performance eBusiness integration software, and Merrill Lynch (NYSE: MER) today announced that the two companies have agreed to form a strategic alliance to deliver eBusiness integration solutions for global 2000 companies.

Under the terms of the agreement Merrill Lynch will grant Level 8 exclusive worldwide marketing, sales and development rights to Cicero(TM), a comprehensive integrated desktop computer environment developed by Merrill Lynch and used by more than 30,000 Merrill Lynch professionals worldwide. Level 8 will market Cicero(TM) as part of the Geneva eBusiness integration product line. Merrill Lynch will receive an equity stake in Level 8 Systems in the form of one million shares of common stock. The common stock represents approximately seven percent of the total outstanding shares of Level 8 Systems common stock. In addition, Merrill Lynch will have a seat on the Level 8 Board of Directors. The agreement is subject to certain conditions, including the receipt of required regulatory approvals.

Level 8 plans to extend the Cicero(TM) technology to a multi-platform environment that works with existing Level 8 eBusiness integration products. The result will be a highly scalable and distributed eBusiness infrastructure. The new product will facilitate the access and integration of information at the desktop and seamlessly automate business processes among knowledge workers, across multiple applications, networks and platforms. The current release of Cicero(TM) is available immediately from Level 8.

"Technology is the core of our business," said John McKinley, Executive Vice President and Chief Technology Officer of Merrill Lynch. "Our relationship with Level 8 enables Merrill Lynch to continue its leadership role in providing the most advanced technologies that benefit our clients."

Level 8 and Merrill Lynch will continue to collaborate on the development of additional Level 8 software products for eBusiness integration. Level 8 will provide a robust "plug-and-play" enterprise eBusiness infrastructure that will allow applications to seamlessly share information quickly and easily across multiple platforms, communications protocols and networks.

"The alliance between Merrill Lynch and Level 8 enables Level 8 to extend its vision of eBusiness integration from the mainframe to the desktop," said Dr. Anthony C. Picardi, Senior Vice President of Global Software at IDC in Framingham, Massachusetts. "With the Cicero(TM) desktop integration technology of Merrill Lynch added to the product portfolio, Level 8 provides a comprehensive suite of

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Merrill Lynch and Level 8 Announce Strategic Alliance                          2


application integration technologies. The Merrill Lynch ownership in Level 8 will increase Level 8's market visibility and viability as a long-term player."

"This alliance with Merrill Lynch is a major milestone in the evolution of Level 8 as a leader in the eBusiness integration market," said Arik Kilman, Chief Executive Officer and Chairman of Level 8. "Customers want integrated solutions extending from the browser to the data center. By extending the Merrill Lynch technology, Level 8 offers a very compelling set of eBusiness solutions for larger organizations from the desktop to the mainframe."

ABOUT GENEVA

Geneva eBusiness integration software is based on application integration technology that supports the rapid implementation of eBusiness system architectures that support dynamic and complex business rules. Geneva also supports the need for cross-organizational business process integration, including customers on the Internet, the back office, suppliers and partner organizations. This allows newly deployed eBusiness applications to leverage existing IT investments, suppliers' infrastructures and partner organizations.

ABOUT LEVEL 8 SYSTEMS

Level 8 Systems (Nasdaq: LVEL; www.level8.com) is a leading global provider of high performance eBusiness integration software that enables organizations to integrate new and existing information and processes with the Internet to create new business value. Level 8's product portfolio represents the broadest eBusiness integration offering from a single vendor in the market today. The Geneva integration product suite provides enterprise messaging, application integration, business process automation and application engineering technologies.

Level 8 has more than 700 customers and over 450 employees worldwide with corporate headquarters in Cary, North Carolina, and offices in the US, UK, Germany, Denmark, Sweden, France, Italy and Australia.

ABOUT MERRILL LYNCH

Merrill Lynch is one of the world's leading financial management and advisory companies, with offices in 44 countries and total client assets of about $1.8 trillion. As an investment bank, it is the top global underwriter and market maker of debt and equity securities and a leading strategic advisor to corporations, governments, institutions and individuals worldwide. Through Merrill Lynch Investment Managers, the company is one of the world's largest managers of financial assets. For more information, go to www.ml.com.

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Merrill Lynch and Level 8 Announce Strategic Alliance                          3


                                      ###

Level 8, Level 8 Systems, Level 8 Technologies, Geneva, Geneva Integration Suite, Geneva Enterprise Integrator, Geneva Business Process Automator, Geneva Integration Broker, Geneva Message Queuing, Geneva XIPC and Geneva AppBuilder are trademarks of Level 8 Technologies, Inc., a wholly-owned subsidiary of Level 8 Systems, Inc. All other company and product names are for identification purposes only and are the property of, and may be trademarks of, their respective owners.

US Contacts:
Karen Tyson
Level 8
Investor Relations
(919) 319-2270
ktyson@level8.com

Liz Bazini
Verrecchia Group
Level 8 Public Relations
(514) 935-0166
liz@vergroup.com

Selena Morris
Merrill Lynch
Public Relations
(212) 449-7283
smorris@exchange.ML.com

European Contact:
Cassandra Harris
Brodeur A Plus
Level 8 European Public Relations
44 01 753 790 700
charris@brodeuraplus.com